Exhibit 99.1

Post Holdings Completes Acquisition of Rachael Ray® Nutrish®, Nature’s Recipe® and Other Select Pet Food Brands

St. Louis – April 28, 2023 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced it has completed the previously announced acquisition of select pet food brands from The J.M. Smucker Co., effective April 28, 2023.
The purchase was funded with cash on hand, certain proceeds from the previously announced incremental term loan facility and approximately 5.4 million new shares of Post common stock issued to The J.M. Smucker Co.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959

Media Relations
Lisa Hanly
lisa.hanly@postholdings.com
(314) 665-3180